PRESS RELEASE

Contact:
Joel A. Fernandes
Threshold Pharmaceuticals, Inc.
650.474.8273
IR@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES PROMISING PHASE 1 CLINICAL TRIAL RESULTS IN PATIENTS WITH ADVANCED LEUKEMIAS

SOUTH SAN FRANCISCO, CA – December 14, 2011 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced clinical trial results of the Phase 1 study of TH-302 in patients with advanced leukemias conducted at MD Anderson’s Cancer Center in Houston, Texas.

Thirty-two patients with either acute myelogenous leukemia (AML) or acute lymphoblastic leukemia (ALL) have been enrolled in the trial to date. The starting dose in the trial was 120mg/m2 daily for 5 days of a 21-day cycle and the highest dose investigated in the study was 550 mg/m2.  At this dose two patients developed dose limiting mucosal toxicity.  The maximum tolerated daily dose (MTD) of TH-302 was established at 460 mg/m2.  Efficacy assessments have demonstrated TH-302 activity in multiple subjects with relapsed/refractory AML and ALL as evidenced by stabilization or reduction of bone marrow and peripheral blast counts.  One patient had a complete response with incomplete platelet recovery (CRp) with resolution of leukemia cutis.  A dose expansion with 10 additional evaluable patients is ongoing at the MTD.

"With the establishment of the MTD, we look forward to better defining the safety and efficacy of single agent TH-302 in patients with advanced leukemias," said Dr. Marina Konopleva, M.D., Associate Professor in the Department of Leukemia at MD Anderson Cancer Center. "The accumulating evidence of the importance of hypoxia in advanced leukemias and our initial findings that TH-302 can reduce blasts in patients with refractory advanced leukemias are promising. Ongoing preclinical investigations have demonstrated that TH-302 is active as a monotherapy and demonstrate synergistic activity in combination with multiple chemotherapies.  We are excited to continue further clinical investigations.”

Clinical Trial Design

The objectives of the Phase 1 trial are to determine the maximum tolerated dose (MTD), dose limiting toxicity (DLT), safety, tolerability, clinical activity and pharmacokinetics of TH-302 in patients with advanced leukemia. Approximately 50 patients with advanced leukemias or other severe hematologic disorders affecting the marrow are planned to enroll in the clinical trial that is solely conducted at the MD Anderson Cancer Center. Patients with relapsed/refractory chronic lymphocytic leukemia (CLL), ALL, AML, advanced phase chronic myelogenous leukemia (CML), high risk myelodysplastic syndrome (MDS) or advanced myelofibrosis (MF) are eligible for the trial.

The initial dose escalation phase of the trial enrolled cohorts of up to 6 patients per dose. All doses of TH-302 are administered as a 30-60 minute intravenous infusion daily for 5 days every 21 days. With the establishment of the MTD, ten additional evaluable patients will be enrolled at the MTD in the dose expansion component of the trial. The objective of the dose expansion is to further assess the clinical activity of TH-302 in this population. Patients for whom no curative therapy exists are eligible for this trial.

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Clinical Rationale
TH-302 is selectively activated in the hypoxic microenvironment of tumors. Preclinical data support the hypothesis that TH-302 targets hypoxic regions of both solid tumors and hematologic malignancies. Preclinical data from MD Anderson demonstrated the marked expansion of the hypoxic bone marrow areas in diseased mice with ALL. TH-302 exhibited potent anti-leukemia activity and hypoxia-dependent cytotoxicity against primary ALL and AML models. These preclinical results suggest that an agent that selectively targets hypoxia may be useful in treating advanced leukemias.

About Advanced Leukemia
Advanced leukemia is an acute or chronic cancer involving the blood-forming tissues in the bone marrow. It may be classified as myeloid or lymphoid. According to the American Cancer Society, leukemia accounts for 3% of all cancers diagnosed in the United States in 2009, and about 22,000 people die annually of some form of leukemia. Chronic lymphocytic leukemia is the most common leukemia in the United States, accounting for a third of cases diagnosed each year. Acute myelogenous leukemia accounts for approximately 30% of diagnosed adult leukemias.

About TH-302
Threshold has evaluated TH-302 in over 500 patients with various malignant tumors. In addition to the advanced leukemia trial, the Company has several ongoing clinical trials including, but not limited to, a controlled Phase 2 trial of TH-302 in combination with gemcitabine versus gemcitabine alone in patients with advanced pancreatic cancer and a Phase 3 study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in soft tissue sarcoma.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302’s potential ability to treat leukemias, planned clinical trials and anticipated results, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and Threshold’s ability to raise additional capital to continue funding its operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release. ###

170 Harbor Way, Suite 300, South San Francisco, CA 94080  tel: 650.474.8200  fax: 650.474.2529
www.thresholdpharm.com